Exhibit 10.2

AMENDMENT to and EXTENSION of

ASSUMPTION OF OBLIGATIONS

Whereas, on February 22, 2010, as part of the Asset Acquisition Agreement between Mobieyes Software, Inc., n/k/a Resource Exchange of America, Corp. (“REAC”) and UTP Holdings, LLC, REAC assumed the obligations of Dana Pekas under that certain line of credit (‘the line of credit”) issued to Dana Pekas by Regions Bank f/k/a Amsouth Bank, dated January 31, 2005 in the amount of $800,000, (a true and correct copy of which is attached hereto) and

Whereas, the parties to that assumption wish to extend and amend it,

Therefore, the undersigned parties agree as follows:

1. REAC will remain obligated on the balance of the line of credit until December 31, 2011.

2. Covenant Not to Encumber Assets. REAC hereby covenants and promises not to encumber any of the assets of Resource Exchange of America, Corp. or any of its subsidiaries without the written consent of Dana Pekas, with the exception of a) that Note executed by REAC to SkI, Inc., on March 18, 2010 and extended this and b) that Convertible Promissory Note made by Mobieyes Software, Inc., n/k/a Resource Exchange of America, Corp to Dana J. Pekas, dated February 22, 2010 in the principal amount of $250,000. If the holder of such notes cannot be identified, written permission from the original maker shall be sufficient to constitute written consent hereunder.

11. Conversion Option. The entire balance of principal and interest outstanding at any time on the line of credit may be converted by Dana Pekas into shares of the Company’s common stock by election of Dana Pekas at any time during the term of this assumption. The number of shares to be issued upon conversion hereof shall be determined as of the date of receipt of Conversion Notice by the Company from the Dana Pekas by dividing i) the entire outstanding balance of principal and interest (ii) the average of the previous five (5) days closing market price of Company’s common stock (iii) less 25%, rounded up to the nearest whole share.

Upon conversion of this amount, the Dana Pekas shall surrender this document at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Dana Pekas, a certificate or certificates for the number of shares to which such Dana Pekas is entitled upon such conversion, together with any other securities and property to which Dana Pekas is entitled upon such conversion under the terms of this Assumption. Upon conversion, the Company will be forever released from all of its obligations and liabilities hereunder with regard to that portion of the principal amount being converted including without limitation the obligation to pay such portion of the Principal amount and accrued interest.

RESOURCE EXCHANGE OF AMERICA CORP.

DANA PEKAS

/s/ David Finkelstein	/s/ Dana Pekas
By David Finkelstein, as its Chief Financial Officer